Exhibit 99.1

PaxMedica Files Nasdaq Delisting Appeal Notice and Prepares

for Upcoming FDA Meeting on PAX-101

TARRYTOWN, NY / ACCESSWIRE / May 15, 2024 / PaxMedica, Inc. (the “Company” or “PaxMedica”)(OTC:PXMD), a biopharmaceutical company dedicated to advancing treatments for neurological disorders, today announced it has timely filed a formal notice of appeal with the Nasdaq Office of Appeals and Review to reverse the decision of a Nasdaq Hearings Panel to delist the Company from Nasdaq. Following receipt of notification from Nasdaq on April 30th, PaxMedica determined to appeal the decision and intends to maintain that the Hearings Panel did not consider sufficiently or appropriately crucial aspects of PaxMedica’s recent achievements and ongoing actions to regain compliance with all applicable requirements for continued listing. PaxMedica has retained Jacob Frenkel, Dickinson Wright, PLLC as its lead counsel in the appeal, working with the consulting firm that interacted previously with the Hearings Panel.

Howard Weisman, CEO of PaxMedica, commented, "We are seeking a reevaluation of Nasdaq’s recent action based on new developments that underscore our ongoing progress and commitment to addressing global health challenges. Notably, following our announcements on the completion of registration lots of PAX-101 in mid-April, the Company just submitted a briefing book for an important FDA Type C meeting scheduled for June 27th, during which we will present key updates on our plans for NDA submission later this year. We believe this, as well as our financing plans which we made known to the Hearings Panel, support persuasively our arguments to appeal and restore trading on Nasdaq."

Recent milestones for PaxMedica include:

•	April 11th: Completion of three pivotal registration/validation batches of PAX-101, an IV formulation of suramin, crucial for ongoing regulatory submissions.

•	April 16th: Receipt of an urgent request from Malawi’s Ministry of Health for emergency access to suramin to address a looming humanitarian crisis due to the scarcity of treatment for TBr HAT, a fatal form of African Sleeping Sickness.

•	April 23rd: Agreement to supply Malawi with PAX-101 from our stock, reinforcing our role in combating global health emergencies.

•	May 10th: PaxMedica submits FDA Briefing Book for June 27, 2024, Type C meeting.

Weisman stated "these actions not only demonstrate our operational effectiveness, but also our vital role in the global healthcare landscape. We are encouraged that the upcoming FDA meeting, and our continuous efforts to supply life-saving treatments, will result in favorable consideration by Nasdaq in our appeal." Nevertheless, PaxMedica acknowledges that it cannot predict the outcome of the appeal. Weisman added that “we are committed to advancing expeditiously our efforts to maximize shareholder opportunities and value and pursue approval of our solutions for neurological disorders.”

PaxMedica remains resolute in its mission to develop and provide innovative treatments for neurological disorders, ensuring significant contributions to public health worldwide. For more information on PaxMedica’s ongoing initiatives and developments, please visit www.paxmedica.com.

About PaxMedica

PaxMedica, Inc. is a forward-looking clinical-stage biopharmaceutical firm specializing in cutting-edge anti-purinergic drug therapies (APT) aimed at addressing a range of challenging neurologic disorders. Our comprehensive portfolio encompasses a spectrum of conditions, including neurodevelopmental disorders such as Autism Spectrum Disorder (ASD), as well as other critical areas within the neurology field. Additionally, we intend to provide the rest of the world with an additional, reliable source of suramin, the accepted standard of care for Stage 1, Trypanosoma Brucei Rhodesiense.

We are dedicated to the continuous development and evaluation of our pioneering program, PAX-101, an intravenous suramin formulation that lies at the heart of our efforts, particularly focused on innovative ASD treatment solutions. Our ongoing research initiatives not only prioritize the needs of ASD patients, but also extend to exploring potential therapeutic applications for related conditions. To learn more about our transformative work, please visit www.paxmedica.com.

Interested investors and shareholders are encouraged to sign up for press releases and industry updates by registering for Email Alerts at https://www.paxmedica.com/email-alerts and by following PaxMedica on Twitter and LinkedIn.

Forward-Looking Statements

This press release contains “forward-looking statements.” Forward-looking statements reflect our current view about future events. Investors can identify these forward-looking statements by words or phrases such as “may,” “will,” “could,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “propose,” “potential,” “continue” or similar expressions. These forward-looking statements include our anticipated clinical program, the timing and success of our anticipated data announcements, pre-clinical and clinical trials and regulatory filings, and distribution and demand for our product candidates. These forward-looking statements involve known and unknown risks and uncertainties and are based on the Company’s current expectations and projections about future events that the Company believes may affect its financial condition, results of operations, business strategy and financial needs. Such risks and uncertainties include, but are not limited to, risks associated with the Company’s development work, including any delays or changes to the timing, cost and success of the Company’s product development and clinical trials, risk of insufficient capital resources, cash funding and cash burn, regulatory approvals and risks associated with intellectual property and infringement claims. The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results described in the Company’s “Risk Factors” section and other sections in its most recent Annual Report on Form 10-K, and subsequent quarterly and other filings with the U.S. Securities and Exchange Commission.

Contacts

PaxMedica, Inc.
303 S Broadway,
Suite 125.
Tarrytown, NY 10591
www.paxmedica.com

Media Contact
media@paxmedica.com

Investor Contact
Scott McGowan
InvestorBrandNetwork (IBN)
Phone: 310.299.1717
ir@paxmedica.com
www.paxmedica.com/investors

SOURCE: PaxMedica, Inc.